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                                     CHARTER

                                       OF

                    MARK I MOLDED PLASTICS OF TENNESSEE, INC.


         The undersigned natural person, having capacity to contract and acting as the incorporator of a corporation under the Tennessee General Corporation Act, adopts the following Charter for such corporation:

         1. The name of the corporation is Mark I Molded Plastics of Tennessee, Inc.

         2.       The duration of the corporation is perpetual.

         3. The address of the principal office of the corporation in the State of Tennessee shall be Cardinal Avenue, Henry, Tennessee, County of Henry.

         4.       The corporation is for profit.

         5.       The purposes for which the corporation is organized are:

                           To manufacture, produce, process, and sell products
                  made of plastic and other materials and to do everything incidental or conducive to the full accomplishment of the foregoing, permitted by the laws of the State of Tennessee.

                           To transact any of the foregoing business, acting for
                  itself, or acting for another, or to become a partner, or joint venturer in any partnership, or joint venture, engaged in any business which this corporation is authorized to engage in on its own behalf, and to adopt such assumed name or names, as the directors of the corporation may, by resolution, direct, and the directors of the corporation may authorize officers to certify a person, or persons, to act for the corporation in the conduct of any business, including joint venture or partnership business.


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         In furtherance of these purposes, the corporation shall possess and exercise all powers and privileges granted corporations by the laws of the State of Tennessee now or hereafter enacted, together with any powers incidental thereto so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

         6. The maximum number of shares that the corporation shall have the authority to issue is 100 shares with no par value. All shares shall have equal rights without preference for preemptive rights.

         7. The corporation will not commence business until consideration of One Thousand Dollars ($1,000.00) has been received for the issuance of shares.

         8. Each holder of the stock of the corporation shall have one vote irrespective of each share held by him of record in the books of the corporation on all matters to be voted upon by the stockholders.

         9. Any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting on written consent, setting forth the action so taken, signed by all of the persons entitled to vote thereon. Directors may take any action which they required or permitted to take without a meeting upon written consent, setting forth the action so taken, signed by all of the Directors.

         10. The Board of Directors is expressly authorized to make, alter, or repeal the by-laws of the corporation.

         11. The corporation reserves the right to amend, alter, change or repeal any provision pertaining to this certificate of incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this preservation.

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Dated this 29th day of April, 19981.



                                           ------------------------------------
                                           /S/ Robert D. Tuke, Incorporator